Exhibit 32

SECTION 906 CERTIFICATION PURSUANT TO 18 U.S.C. §1350

I, Nadine Leslie, hereby certify that, to the best of my knowledge, the periodic report being filed herewith containing financial statements fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)) and that information contained in said periodic report fairly presents, in all material respects, the financial condition and results of operations of Middlesex Water Company for the period covered by said periodic report.

/s/ Nadine Leslie
Nadine Leslie
President and Chief Executive Officer

Date: February 28, 2025

A signed original of this written statement required by Section 906 has been provided to Middlesex Water Company and will be retained by Middlesex Water Company and furnished to the Securities and Exchange Commission or its staff upon request.